Exhibit 99.1
Alight Reports Second Quarter 2025 Results
– Revenue of $528 million –
– 95% of projected 2025 revenue under contract –
– Key wins with Thermo Fisher Scientific, Highmark Health, Reinsurance Group of America, Incorporated (RGA) and Trinity Industries –
– Announces new Wealth Solutions relationship with Goldman Sachs Asset Management –

CHICAGO, IL – August 5, 2025 – Alight, Inc. (NYSE: ALIT), a leading cloud-based human capital and technology-enabled services provider, today reported results for the second quarter ended June 30, 2025.

“Our underlying business operations continued to strengthen during the second quarter,” said CEO Dave Guilmette. “We are making important strategic progress to accelerate our client management and delivery capabilities through automation, artificial intelligence, innovation and partnerships. These initiatives are helping our clients realize improved return on investment from their benefits solutions and driving continued strength in client retention.”
Presentation of Results
Second Quarter 2025 Highlights (all comparisons are relative to second quarter 2024)
•Revenue decreased 1.9% to $528 million
•Gross profit of $176 million and gross profit margin of 33.3%, compared to $167 million and 31.0%, respectively, and adjusted gross profit of $205 million and adjusted gross profit margin of 38.8%, compared to $196 million and 36.4%, respectively
•Net loss of $1,073 million compared to net loss of $4 million, primarily driven by the $983 million non-cash goodwill impairment charge related to our Health Solutions reporting unit
•Adjusted EBITDA improved to $127 million from $105 million
•Diluted loss per share of $2.03 compared to diluted loss per share of $0.01, and adjusted diluted earnings per share of $0.10 compared to $0.05 per share
•New wins or expanded relationships with companies including Thermo Fisher Scientific, Highmark Health, Reinsurance Group of America, Incorporated (RGA) and Trinity Industries
•Repurchased $20 million of common stock under existing share repurchase program
•Declared and paid a $0.04 per share dividend
Second Quarter 2025 Results
Revenue decreased 1.9% to $528 million, as compared to $538 million in the prior year period. The change was primarily due to lower project revenue and net commercial activity. Recurring revenues were 93.2% of total revenue.

Gross profit was $176 million, or 33.3% of revenue, compared to $167 million, or 31.0% of revenue in the prior year period. The change in gross profit was primarily due to productivity savings.
Selling, general and administrative expenses improved $16 million when compared to the prior year period. This was due to lower professional fees incurred related to the sale and separation of the Payroll & Professional Services business and a reduction in compensation expenses primarily related to non-cash share-based awards.
During the quarter, the Company recognized a non-cash goodwill impairment of $983 million relating to the Health Solutions reporting unit after evaluating macroeconomic and industry conditions, and the market valuation of the Company. This non-cash charge does not impact future operations.
Interest expense of $22 million improved $11 million from the prior year period. Interest expense benefited from the repricing of the 2028 term loan and the $740 million debt pay down in the third quarter of 2024.
The Company’s loss from continuing operations before income tax was $1,076 million compared to a loss from continuing operations before income tax of $2 million in the prior year period. This was primarily attributable to the non-cash goodwill impairment charge related to our Health Solutions reporting unit, non-operating fair value remeasurements of financial instruments and the tax receivable agreement, partially offset by lower selling, general and administrative expenses, lower interest expense as a result of the debt pay down and other income recorded in conjunction with the transition services agreement entered into with the purchaser of the divested Payroll & Professional Services business.
Balance Sheet Highlights
As of June 30, 2025, the Company’s cash and cash equivalents balance was $227 million, total debt was $2,015 million and total debt net of cash and cash equivalents was $1,788 million.
Partnering with Goldman Sachs Asset Management

Today, the Company announced it is partnering with Goldman Sachs Asset Management to advance Alight's wealth solutions offerings. Leveraging the Alight Worklife® platform, Goldman Sachs Asset Management will serve as a sub-advisor for the Alight Financial Advisors Defined Contribution solution and the recently introduced Alight IRA solution. With Goldman Sachs Asset Management’s broad experience in the retirement space and scalable technology, Alight is able to bring additional value to clients while expanding the options of its benefits portfolio, enabling growth in a new category.
Business Outlook

“The positive impact of our transformational initiatives should enable us to deliver strong profitability and cash flow aligned to our outlook. We feel good about the operational levers within our control and are tracking to another strong year of client retention rates, though we refined our top-line forecast due to deals taking longer to close in the current environment which is temporarily delaying planned growth. Our pipeline remains strong, particularly for deals in the later stages, and we continue to see good progress with prospective clients,” said Guilmette.

The Company's 2025 outlook includes:
•Revenue of $2,282 million to $2,329 million.
•Adjusted EBITDA of $620 million to $645 million.
•Adjusted diluted EPS of $0.58 to $0.64.
•Free cash flow of $250 million to $285 million.

Reconciliations of the historical financial measures used in this press release that are not recognized under U.S. generally accepted accounting principles ("GAAP") are included below. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Earnings Conference Call and Webcast Information
A conference call to discuss the Company’s second quarter 2025 financial results is scheduled for today, August 5, 2025 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Interested parties can access the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.
About Alight Solutions
Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations and 35 million people and dependents. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. Our Alight Worklife® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more about the Alight Benefits Advantage™ at alight.com.
Contacts
Investors:
Jeremy Cohen
investor.relations@alight.com
Media:
Mariana Fischbach
mariana.fischbach@alight.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expected revenue under contract, statements related to our strategic progress, statements related to our ability to retain clients, statements regarding our partnering with Goldman Sachs Asset Management, statements regarding our ability to deliver strong profitability and cash flow, statements regarding our pipeline and prospective clients, and statements related to the expectations regarding the performance and outlook for Alight’s business, financial results, liquidity and capital resources, including statements in the "Business Outlook" section of this press release. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to our ability to successfully execute the next phase of our strategic transformation, including our ability to effectively and appropriately separate the Payroll and Professional Services business, risks related to declines in economic activity in the industries, markets, and regions our clients serve, including as a result of macroeconomic factors beyond our control, heightened interest rates or changes in monetary, trade and fiscal policies, competition in our industry, risks related to cyber-attacks and security vulnerabilities and other significant disruptions in our information technology systems and networks, risks related to our ability to maintain the security and privacy of confidential, personal or proprietary data, risks related to actions or proposals from activist stockholders, and risks related to our compliance with applicable laws and regulations, including changes thereto. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on February 27, 2025, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Non-GAAP Financial Measures and Other Information
The Company refers to certain non-GAAP financial measures in this press release, including: Adjusted EBITDA From Continuing Operations, Adjusted EBITDA Margin From Continuing Operations, Adjusted Net Income From Continuing Operations, Adjusted Diluted Earnings Per Share From Continuing Operations, Free Cash Flow, Adjusted Gross Profit and Adjusted Gross Profit Margin. Please see below for additional information and for reconciliations of such non-GAAP financial measures. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.
Adjusted EBITDA From Continuing Operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance. Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations divided by revenue. Both Adjusted EBITDA From Continuing Operations and Adjusted EBITDA Margin From Continuing Operations are non-GAAP financial measures used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods as well as to evaluate our core operating performance.
Adjusted Net Income From Continuing Operations, which is defined as net income (loss) from continuing operations adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share From Continuing Operations.
Adjusted Diluted Earnings Per Share From Continuing Operations is defined as Adjusted Net Income From Continuing Operations divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings Per Share From Continuing Operations is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.
Free Cash Flow is defined as cash provided by operating activities net of capital expenditures. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities such as dividends and stock repurchases.
Adjusted Gross Profit is defined as revenue less cost of services adjusted for depreciation, amortization and share-based compensation, and Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by revenue. Management uses Adjusted Gross Profit and Adjusted Gross Profit

Margin as key measures in making financial, operating and planning decisions and in evaluating our performance. We believe that presenting Adjusted Gross Profit and Adjusted Gross Profit Margin is useful to investors as it eliminates the impact of certain non-cash expenses and allows a direct comparison between periods.
Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Our metric may differ from similar terms used by other companies and therefore comparability may be limited.

Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2025	2024	2025	2024
Revenue	$528	$538	$1,076	$1,097
Cost of services, exclusive of depreciation and amortization	325	345	676	701
Depreciation and amortization	27	26	53	47
Gross Profit	176	167	347	349

Operating Expenses
Selling, general and administrative	130	146	234	292
Depreciation and intangible amortization	73	73	148	149
Goodwill impairment	983	—	983	—
Total Operating expenses	1,186	219	1,365	441
Operating Income (Loss) From Continuing Operations	(1,010)	(52)	(1,018)	(92)
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	28	(52)	20	(31)
(Gain) Loss from change in fair value of tax receivable agreement	23	(31)	32	24
Interest expense	22	33	44	64
Other (income) expense, net	(7)	—	(18)	1
Total Other (income) expense, net	66	(50)	78	58
Income (Loss) From Continuing Operations Before Taxes	(1,076)	(2)	(1,096)	(150)
Income tax expense (benefit)	(3)	2	(6)	(25)
Net Income (Loss) From Continuing Operations	(1,073)	(4)	(1,090)	(125)
Net Income (Loss) From Discontinued Operations, Net of Tax	(1)	27	(9)	32
Net Income (Loss)	(1,074)	23	(1,099)	(93)
Net income (loss) attributable to noncontrolling interests	(1)	—	(1)	(2)
Net Income (Loss) Attributable to Alight, Inc.	$(1,073)	$23	$(1,098)	$(91)

Earnings (Loss) Per Share
Basic and Diluted
Continuing operations	$(2.03)	$(0.01)	$(2.05)	$(0.23)
Discontinued operations	$0.00	$0.05	$(0.02)	$0.06
Net Income (Loss)	$(2.03)	$0.04	$(2.07)	$(0.17)

Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2025	December 31, 2024
(in millions, except par values)
Assets
Current Assets
Cash and cash equivalents	$227	$343
Receivables, net	411	471
Other current assets	160	214
Fiduciary assets	215	239
Total Current Assets	1,013	1,267
Goodwill	2,229	3,212
Intangible assets, net	2,714	2,855
Fixed assets, net	389	396
Deferred tax assets, net	53	41
Other assets	379	422
Total Assets	$6,777	$8,193

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$280	$355
Current portion of long-term debt, net	20	25
Other current liabilities	355	273
Fiduciary liabilities	215	239
Total Current Liabilities	870	892
Deferred tax liabilities	22	22
Long-term debt, net	1,995	2,000
Long-term tax receivable agreement	600	757
Financial instruments	21	51
Other liabilities	148	158
Total Liabilities	$3,656	$3,880
Commitments and Contingencies
Stockholders' Equity
Preferred stock at $0.0001 par value: 1.0 shares authorized, none issued and outstanding	$—	$—
Class A Common Stock: $0.0001 par value, 1,000.0 shares authorized; 564.8 and 560.5 shares issued, and 528.8 and 531.7 shares outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Class B Common Stock: $0.0001 par value, 20.0 shares authorized; 9.9 and 10.0 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Class V Common Stock: $0.0001 par value, 175.0 shares authorized; 0.5 and 0.5 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Class Z Common Stock: $0.0001 par value, 12.9 shares authorized; 0.0 and 0.0 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Treasury stock, at cost (36.0 and 28.8 shares at June 30, 2025 and December 31, 2024, respectively)	(259)	(219)
Additional paid-in-capital	5,101	5,141
Accumulated deficit	(1,758)	(660)
Accumulated other comprehensive income	34	47
Total Alight, Inc. Stockholders' Equity	$3,118	$4,309
Noncontrolling interest	3	4
Total Stockholders' Equity	$3,121	$4,313
Total Liabilities and Stockholders' Equity	$6,777	$8,193

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in millions)	2025	2024
Operating activities:
Net Income (Loss) From Continuing Operations	$(1,090)	$(125)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	60	56
Intangible asset amortization	141	140
Noncash lease expense	5	6
Financing fee and premium amortization	1	(1)
Share-based compensation expense	11	48
(Gain) loss from change in fair value of financial instruments	20	(31)
(Gain) loss from change in fair value of tax receivable agreement	32	24
Release of unrecognized tax provision	—	(2)
Deferred tax expense (benefit)	(8)	(39)
Goodwill impairment	983	—
Other	11	2
Changes in operating assets and liabilities:
Accounts receivable	60	62
Accounts payable and accrued liabilities	(76)	(75)
Other assets and liabilities	9	28
Cash provided by operating activities - continuing operations	159	93
Cash provided by operating activities - discontinued operations	—	65
Net cash provided by operating activities	$159	$158
Investing activities:
Capital expenditures	(57)	(67)
Cash provided by (used in) investing activities - continuing operations	(57)	(67)
Cash used in investing activities - discontinued operations	—	(11)
Net cash provided by (used in) investing activities	$(57)	$(78)
Financing activities:
Dividend payments	(43)	—
Net increase (decrease) in fiduciary liabilities	(24)	(17)
Repayments to banks	(10)	(13)
Principal payments on finance lease obligations	(12)	(14)
Payments on tax receivable agreements	(100)	(62)
Tax payment for shares/units withheld in lieu of taxes	(11)	(58)
Repurchase of shares	(40)	(80)
Other financing activities	(2)	—
Cash used for financing activities - continuing operations	(242)	(244)
Cash provided by (used in) financing activities - discontinued operations	—	22
Net Cash provided by (used in) financing activities	$(242)	$(222)
Effect of exchange rate changes on cash, cash equivalents and restricted cash - discontinued operations	—	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(140)	(145)
Cash, cash equivalents and restricted cash balances from:
Continuing operations - beginning of year	$582	$558
Discontinued operations - beginning of year	—	1,201
Less discontinued operations - end of period	—	1,214
Continuing operations - end of period	$442	$400

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted EBITDA from Continuing Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Net Income (Loss) From Continuing Operations (1)	$(1,073)	$(4)	$(1,090)	$(125)
Interest expense	22	33	44	64
Income tax expense (benefit)	(3)	2	(6)	(25)
Depreciation	30	30	60	56
Intangible amortization	70	69	141	140
EBITDA From Continuing Operations	(954)	130	(851)	110
Share-based compensation	5	20	11	48
Transaction and integration expenses (2)	5	19	8	36
Restructuring	36	18	40	33
(Gain) Loss from change in fair value of financial instruments	28	(52)	20	(31)
(Gain) Loss from change in fair value of tax receivable agreement	23	(31)	32	24
Goodwill impairment and other (3)	984	1	985	1
Adjusted EBITDA From Continuing Operations	$127	$105	$245	$221
Revenue	$528	$538	$1,076	$1,097
Adjusted EBITDA Margin From Continuing Operations (4)	24.1%	19.5%	22.8%	20.1%
(1)Adjusted EBITDA excludes the impact of discontinued operations.
(2)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(3)Other primarily includes a $983 million non-cash goodwill impairment charge for the three and six months ended June 30, 2025 related to the Company's Health Solutions reporting unit.
(4)Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA from Continuing Operations as a percentage of revenue.

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted Net Income and Adjusted Diluted Earnings per Share From Continuing Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
(in millions, except share and per share amounts)
Numerator:
Net Income (Loss) From Continuing Operations Attributable to Alight, Inc. (1)	$(1,072)	$(4)	$(1,089)	$(123)
Conversion of noncontrolling interest	(1)	—	(1)	(2)
Intangible amortization	70	69	141	140
Share-based compensation	5	20	11	48
Transaction and integration expenses (2)	5	19	8	36
Restructuring	36	18	40	33
(Gain) Loss from change in fair value of financial instruments	28	(52)	20	(31)
(Gain) Loss from change in fair value of tax receivable agreement	23	(31)	32	24
Goodwill impairment and other (3)	984	2	985	2
Tax effect of adjustments (4)	(22)	(12)	(39)	(41)
Adjusted Net Income From Continuing Operations	$56	$29	$108	$86

Denominator:
Weighted average shares outstanding - basic	528,469,912	546,174,400	530,378,798	543,376,024
Dilutive effect of the exchange of noncontrolling interest units	—	554,568	—	554,568
Dilutive effect of RSUs	—	374,688	—	—
Weighted average shares outstanding - diluted	528,469,912	547,103,656	530,378,798	543,930,592
Exchange of noncontrolling interest units(5)	510,115	107,673	510,115	2,714,155
Impact of unvested RSUs(6)	7,405,171	9,222,832	7,405,171	9,597,520
Adjusted shares of Class A Common Stock outstanding - diluted(7)(8)	536,385,198	556,434,161	538,294,084	556,242,267

Basic (Net Loss) Earnings Per Share From Continuing Operations	$(2.03)	$(0.01)	$(2.05)	$(0.23)
Diluted (Net Loss) Earnings Per Share From Continuing Operations	$(2.03)	$(0.01)	$(2.05)	$(0.23)
Adjusted Diluted Earnings Per Share From Continuing Operations	$0.10	$0.05	$0.20	$0.15
(1)Excludes the impact of discontinued operations.
(2)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(3)Other primarily includes a $983 million non-cash goodwill impairment charge for the three and six months ended June 30, 2025 related to the Company's Health Solutions reporting unit.
(4)Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.
(5)Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.
(6)Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.
(7)Excludes two tranches of contingently issuable seller earnout shares: (i) 7.5 million shares will be issued if the Company's Class A Common Stock's volume-weighted average price ("VWAP") is >$12.50 for any 20 trading days within a consecutive period of 30 trading days; (ii) 7.5 million shares will be issued if the Company's Class A Common Stock VWAP is >$15.00 for any 20 trading days within a consecutive period of 30 trading days. Both tranches have a seven-year duration.
(8)Excludes approximately 5.9 million and 14.1 million performance-based units, which represents the gross number of shares expected to vest based on achievement of performance conditions as of June 30, 2025 and 2024, respectively.

Gross Profit to Adjusted Gross Profit Reconciliation
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2025	2024	2025	2024
Gross Profit	$176	$167	$347	$349
Add: stock-based compensation	2	3	5	8
Add: depreciation and amortization	27	26	53	47
Adjusted Gross Profit	$205	$196	$405	$404
Gross Profit Margin	33.3%	31.0%	32.2%	31.8%
Adjusted Gross Profit Margin	38.8%	36.4%	37.6%	36.8%

Free Cash Flow Reconciliation
(Unaudited)

	Six Months Ended June 30,
($ in millions)	2025	2024
Non-GAAP free cash flow reconciliation:
Cash provided by operating activities - continuing operations	$159	$93
Capital expenditures	(57)	(67)
Non-GAAP free cash flow	$102	$26

Other Select Financial Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2025	2024	2025	2024
Revenue Disaggregation
Recurring	$492	$493	$1,012	$1,014
Project	36	45	64	83
Total revenue	$528	$538	$1,076	$1,097

BPaaS revenue	$124	$115	$250	$232

Gross Profit
Total gross profit	$176	$167	$347	$349
Total gross margin	33.3%	31.0%	32.2%	31.8%

Adjusted Gross Profit
Total adjusted gross profit	$205	$196	$405	$404
Total adjusted gross margin percent	38.8%	36.4%	37.6%	36.8%

Adjusted EBITDA From Continuing Operations
Adjusted EBITDA From Continuing Operations	$127	$105	$245	$221
Adjusted EBITDA Margin From Continuing Operations	24.1%	19.5%	22.8%	20.1%

Free Cash Flow
Free Cash Flow From Continuing Operations			$102	$26